UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

June 23, 2013

GERMAN AMERICAN BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Indiana

(State or Other Jurisdiction of Incorporation)

001-15877 (Commission File Number)	35-1547518 (IRS Employer Identification No.)
711 Main Street Box 810 Jasper, Indiana (Address of Principal Executive Offices)	47546 (Zip Code)

(812) 482-1314

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)   Resignation of a Director

By letter dated June 23, 2013 and presented to the Board of Directors (the “Board”) of German American Bancorp, Inc. (the “Company”), Richard Forbes notified the Company that he was resigning from all of his Board, committee, and other positions with the Company and its subsidiaries effective July 1, 2013.

(e)  Director Compensation Arrangements in Which an Executive Officer Participates

German American Bancorp, Inc. (the "Company"), compensates its directors for their service to the Company and the Company's subsidiaries based on a twelve-month period commencing July 1 and ending on June 30 of the following year (the “Board”).  The Board’s Governance/Nominating Committee made a recommendation with respect to director compensation for the new twelve-month service period to the Board and the Board approved such recommendation at its annual reorganization meeting on June 24, 2013.

For services of directors during the current annual period that commences as of July 1, 2013, the Company is compensating its directors, including the Company’s Chief Executive Officer (“CEO”), through annual retainer payable in cash of $20,000 per director plus supplemental cash retainer fees for service by certain Committee Chairmen and by the lead independent director in the amounts described below.   The cash retainers and supplemental cash retainers will be paid in a lump sum during July 2013 and will be earned immediately upon receipt by a director, regardless of the number of meetings actually held or attended during the current annual period, and regardless of committee membership or attendance.

In addition, the Company will pay an additional attendance fee of $600 to each director (including the CEO) for each meeting of the Board that he or she attends during the current annual period.

In addition, members of the Board (not including the CEO) will receive a meeting fee for each meeting of a committee of the Board that they attend during the current annual period of $450.

Additional cash annual retainers (earned regardless of numbers of meetings held or attended) will be paid in July 2013 in a lump sum for (a) Director Klem’s services during the current annual period as the Board’s lead independent director, including his chairmanship of the Board’s Governance/Nominating Committee ($7,500) and (b) the services of Directors Root and Seger, as the Chairmen of the Board’s Audit Committee and Compensation/Human Resources Committee, respectively, and of Directors Fine and Bawel (as the Co-Chairmen of the Credit Risk Management Committee) ($5,000 to Director Root and $3,500 each to Directors Seger, Fine and Bawel).

In addition, those members of the Board (other than the CEO) who serve on the board of directors (including any regional advisory board) of at least one of the subsidiaries receives additional compensation for his or her service to such subsidiaries in the form of director/advisory fees for meetings actually attended of (i) $600 per meeting of the board of directors of German American Bancorp (our bank subsidiary), (ii) $450 for any meeting of a committee of the board of directors of our bank subsidiary or for any meeting of any regional advisory board of the bank subsidiary, and (ii) $450 (combined for attendance at both meetings) per meeting of the boards of directors of German American Financial Advisors & Trust Company and German American Insurance, Inc. (which are held quarterly and sequentially).

Members of the Board who attend sessions of the Board of German American Bancorp, Inc., or of the Board’s committees that are held concurrently with sessions of the board of directors of the bank subsidiary (German American Bancorp) or of committees of that subsidiary’s board of directors receive a single meeting fee of $600 for the combination of the two concurrent meetings.

In addition, the Board determined on June 24, 2013, that the Board should consider, at its regular meeting to be held in December 2013, the award of additional retainers in the form of grants (under the Company’s 2009 Long Term Equity Incentive Plan) of restricted common stock of the Company to the directors (including the CEO) with a market value of not more than $10,000 per director.  The Board resolved that its decision to be made in December 2013 of whether to grant additional retainer in the form of restricted stock (and if so, how much) should be determined at that time based on the Board’s perception of prevailing financial conditions (including the Company's then-expected operating results for 2013) and such other factors as the Board may then deem relevant. Each grant of restricted stock, if and when granted and issued, would not be transferable prior to December 5, 2014, and would (subject to exception(s) or earlier vesting date(s) for certain director(s) that may be specified) be forfeited were a director not to continue in service as a director to the Company through December 5, 2014, for any reason other than death or disability, or (for any reason other than disability) were to fail to attend in person a certain percentage of meetings of the boards and committees on which he or she was a member during the period commencing on January 1, 2014, through December 5, 2014, or were to fail to attend (other than by reason of disability or illness or bona fide emergency) the Company's annual meeting of shareholders held in 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GERMAN AMERICAN BANCORP, INC.

Date:   June 27, 2013

By:  /s/ Mark A. Schroeder

Mark A. Schroeder, Chairman and CEO